Exhibit 10.28

Aspen Technology, Inc.	[phone] 781 221 6400	[word wide web] www.aspentech.com
200 Wheeler Road	[fax] 781 221 6410	[e-mail] info@aspentech.com
Burlington MA 01803 USA

CONFIDENTIAL

April 24, 2013

Antonio Pietri

143 Lincoln Street

Lexington, MA 02421

Dear Antonio:

We are pleased to offer you the full-time position of Chief Executive Officer of Aspen Technology, Inc. (the “Company”), reporting to the Board of Directors of the Company (the “Board”), effective no later than October 1, 2013.

We are confident that you will enjoy your new role at the Company and hope that you will accept the Company’s offer of the new position.  The following is a summary of the terms of your employment if you decide to accept this offer:

POSITION

•                  Commencing May 1, 2013, you will have such responsibilities, powers and authorities as may be delegated to you from time to time by Mark E. Fusco, Chief Executive Officer of the Company.

•                  We expect that, no later than October 1, 2013, you will assume the title of Chief Executive Officer of the Company and will then have all of the responsibilities, powers and authorities customarily associated with such position.

•                  You will be appointed to the Board, effective as of July 1, 2013.

COMPENSATION

•                  Effective as of July 1, 2013, you will receive an initial base salary of $20,833.33 semi-monthly, or $500,000 annualized, subject to applicable taxes and deductions.  Such base salary may be adjusted from time to time in accordance with normal business practices and at the sole discretion of the Company.

•                  You will continue to be eligible to participate in the Company’s Executive Annual Incentive Bonus Plan (Fiscal Year 2013), on the terms and conditions currently applicable to you and as set forth in such plan. You also will be eligible to participate in the Company’s Executive Annual Incentive Bonus Plan (Fiscal Year 2014) upon adoption and approval by the Board (or its Compensation Committee). Your annualized bonus target for Fiscal Year 2014 will be $500,000.

•                  On or about August 1, 2013, you will be granted $2,500,000 of stock awards as follows:

•                  You will receive restricted stock units representing a number of shares of the Company’s common stock equal to (a) $1,875,000 divided by (b) the last reported sale price of the common stock on The NASDAQ Global Select Market on the grant date.

•                  You will receive a stock option to purchase a number of shares of the Company’s common stock equal to (a) $625,000 divided by (b) the fair value of each share of common stock subject to such option, as estimated using the Black-Scholes valuation model (as applied by the Company for stock compensation accounting purposes).

Each of the stock awards will be issued pursuant to one of the Company’s existing equity incentive plans and will be subject to the terms of such plan and the agreement or agreements issued to evidence each award. The vesting schedule of the awards will be consistent with that of the annual equity program grant to employees expected to be made on or about August 1, 2013.

BENEFITS

You will continue to be able to participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all terms and provisions of) the plan documents governing those programs.  Please note that the Company reserves the right to modify or amend its benefits plans and programs from time to time in its sole discretion and in accordance with business needs, with or without prior notice to employees.

ADDITIONAL AGREEMENTS

Concurrent with your execution and return of this letter agreement, you will execute and return both the Amended and Restated Executive Retention Agreement and the Proprietary and Confidential Information and Non-Competition and Non-Solicitation Agreement, each to be effective as of July 1, 2013, and each in the form as provided herewith.

For the avoidance of doubt, until July 1, 2013, each of the existing Amended and Restated Executive Retention Agreement dated as of July 31, 2009 between you and the Company and the Proprietary and Confidential Information and Non-Competition and Non-Solicitation Agreement dated July 2, 2007 between you and the Company shall remain in effect.

This letter may not be modified except by a written agreement signed by you and approved by the Board (or one of its committees).

Please confirm your acceptance of this offer by signing the enclosed duplicate of this letter and returning it to the undersigned no later than close of business on April 25, 2013.

We look forward to working with you in your new, expanded role with the Company.

Sincerely,

/s/ Don Casey

Name: Don Casey

On behalf of the Board of Directors

of Aspen Technology, Inc.

The foregoing correctly sets forth the terms of my employment with Aspen Technology, Inc.  I am not relying on any representations other than as set out above.

/s/ Antonio Pietri	April 24th , 2013

Antonio Pietri